                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant /X/

     Filed by a party other than the registrant / /

     Check the appropriate box:


     / / Preliminary proxy statement        / / Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))



     /X/ Definitive proxy statement


     / / Definitive additional materials

     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                           F & M BANCORPORATION, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):


     / / $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
or Item 22(a)(2) of Schedule 14A.


     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     /X/ Fee paid previously with preliminary materials.


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     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

F&M LOGO

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS
                               ON APRIL 23, 1996

To Shareholders of F & M Bancorporation, Inc.:

     The Annual Meeting of Shareholders of F & M Bancorporation, Inc. (the "Corporation") will be held at the Paper Valley Hotel and Conference Center, 333 West College Avenue, Appleton, Wisconsin, on Tuesday, April 23, 1996, at 7:00 p.m., Central Daylight Time, for the following purposes:

          (1) To elect three directors to the Board of Directors for three-year terms expiring in 1999.

          (2) To authorize loans to officers of the Corporation and its subsidiaries to foster participation in the Corporation's Stock Purchase Plan, which loans will be secured by the Corporation's Common Stock; the amounts of these loans will exceed fifty percent (50%) of the value of the Corporation's Common Stock given as security.

          (3) To amend the Corporation's Articles of Incorporation to increase the number of shares of Common Stock, $1 par value that the Corporation is authorized to issue from Ten Million (10,000,000) shares to Twenty Million (20,000,000) shares.

          (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record on the books of the Corporation at the close of business on March 15, 1996, will be entitled to vote at the meeting or any adjournment of the meeting.

     Your attention is called to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the meeting.

                                          By Order of the Board of Directors

                                          Janet M. Lakso
                                          Janet M. Lakso, Secretary

Kaukauna, Wisconsin

March 27, 1996


PLEASE INDICATE YOUR VOTING DIRECTIONS, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER FIND THAT YOU CAN BE PRESENT AT THE MEETING, OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

F&M LOGO

                                PROXY STATEMENT

                           F & M BANCORPORATION, INC.
                                  P.O. BOX 410
                                ONE BANK AVENUE
                         KAUKAUNA, WISCONSIN 54130-0410

SOLICITATION AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of F & M Bancorporation, Inc. (the "Corporation") for the annual meeting of shareholders on Tuesday, April 23, 1996. Shares represented by properly executed proxies received by the Corporation will be voted at the meeting and any adjournment thereof in accordance with the terms of the proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof, either by written notice filed with the Secretary or the acting secretary of the meeting, or by oral notice to the presiding officer during the meeting.

     Shareholders of record at the close of business on March 15, 1996, will be entitled to one vote on each matter presented for each outstanding share held. The list of shareholders of record entitled to notice of and to vote at the meeting will be available for inspection by any shareholder at the Corporation's principal office at One Bank Avenue, Kaukauna, Wisconsin, prior to the meeting and will also be available at the meeting. As of March 15, 1996, there were 5,955,108 shares of the Corporation's $1.00 par value voting common stock ("Common Stock" or "Common Shares") outstanding. This is the Corporation's only class of stock. Any shareholder entitled to vote may vote either in person or by a duly-authorized proxy.

     A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on that matter. Directors are elected by a plurality of the votes cast by holders of Common Stock entitled to vote in the election at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Therefore, any shares not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes. Any votes attempted to be cast "against" a candidate are not given legal effect and are not counted as votes cast in an election of directors.

     Approval of the lending provisions of the Corporation's Stock Purchase Plan requires the affirmative vote of a majority of the shareholders voting on the motion, assuming a quorum is present at the meeting. Therefore, abstentions and broker non-votes will have no effect on the vote (other than with respect to establishment of a quorum).

     The affirmative vote of the holders of a majority of the outstanding shares of Corporation's Common Stock outstanding on the record date is required to adopt the proposed amendment to the Corporation's Articles of Incorporation. Therefore, any shares not voted, whether by abstention, broker non-vote or otherwise, will have the affect of a vote AGAINST the proposed amendment.

     Expenses in connection with the solicitation of proxies will be paid by the Corporation. Upon request, the Corporation will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and the annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by mail. Proxies may also be solicited in person or by telephone, telecopy or telegraph by officers and regular employees of the Corporation who will be separately compensated for such activities.

     FOR THE SHAREHOLDERS' MEETING IN 1996, YOU WILL A RECEIVE A SINGLE PROXY CARD FOR ALL SHARES REGISTERED IN YOUR NAME, INCLUDING THE SHARES YOU HOLD IN THE DIVIDEND REINVESTMENT PLAN, IF ANY. THIS IS A CHANGE FROM THE PROCEDURE IN THE PAST.


     This proxy material is being mailed to shareholders commencing on or about March 27, 1996.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of Common Shares of the Corporation, as of March 15, 1996, by each director, each executive officer named in the Summary Compensation Table below and all directors and executive officers of the Corporation as a group.

                              NUMBER OF SHARES AND
                       NATURE OF BENEFICIAL OWNERSHIP(1)

                                                          SOLE           SHARED                  PERCENT
                       NAME                           OWNERSHIP(2)    OWNERSHIP(3)     TOTAL     OF CLASS
---------------------------------------------------   ------------    ------------    -------    --------
Otto L. Cox........................................        6,200           5,900       12,100      *
Richard Grall......................................        2,231              22        2,253      *
Paul J. Hernke.....................................       19,365              --       19,365      *
Gail E. Janssen....................................       60,527          15,400       75,927       1.3%
John W. Johnson....................................       21,420              --       21,420      *
Douglas A. Martin..................................        4,994              --        4,994      *
Duane G. Peppler...................................        3,000          11,000       14,000      *
Robert C. Safford(4)...............................      230,314           3,816      234,130       3.9%
Glenn L. Schilling.................................       17,198           6,743       23,941      *
Joseph F. Walsh....................................       11,625          11,665       23,289      *
All directors and executive officers as a group
  (18 persons).....................................      392,557         107,385(5)   499,942       8.4%

-------------------------
 *  Less than 1%

(1) The beneficial ownership information shown is based on information furnished by the named persons and is determined in accordance with Rule 13d-3, as required for purposes of this Proxy Statement. It is not to be construed as an admission of beneficial ownership for other purposes.

(2) The specified persons have sole powers of voting and disposition of the shares listed. Includes shares subject to options held by the named persons which are exercisable currently or within the next sixty days.

(3) The shares listed in this column are held either jointly by the named person and his spouse or individually by the named person's spouse, except as indicated in footnote 4.

(4) Mr. Safford disclaims beneficial ownership of 22,791 shares of Common Stock, which are owned by his spouse, which are excluded from the shares reported herein.

(5) This total includes 45,603 shares held by the Corporation's Employee's Retirement Savings Plan and Trust ("Plan"). Officers Habert, Lakso and Voet are the trustees of this Plan and have shared voting power for the Common Shares held by the Plan.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934


     Section 16(a) of the Securities Exchange Act of 1934 requires that the Corporation's executive officers and directors, and persons who own more than 10% of the Common Stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than 10% shareholders (collectively "insiders") are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

     All publicly-held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis during the last fiscal year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to the Corporation, or written representations that no such forms were required. Based solely on the filings and written representations received by the Corporation, except that Ms. Verbruggen filed her initial report of beneficial ownership on

Form 3 late as the result of an internal miscommunication, the Corporation believes that during fiscal year 1995, the Corporation's insiders have complied with all Section 16(a) filing requirements applicable to them.


                             ELECTION OF DIRECTORS


     The Corporation presently has nine directors who are elected to staggered three-year terms. Each year, as directors' terms expire, successors are elected as directors to serve a three-year term to fill expired terms. In 1996, three persons are to be elected to the Board of Directors to serve until the annual meeting in 1999, and until their respective successors have been elected. The persons who are nominated as directors and for whom the proxies will be voted (unless otherwise specified by a shareholder) are named below. All other directors, whose terms continue, are also listed. If any of the nominees should decline or be unable to act as director, which eventuality is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the Board of Directors.

          NAME AND AGE             PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE*   DIRECTOR SINCE
--------------------------------  -----------------------------------------------  --------------
                                  NOMINEES FOR TERMS EXPIRING IN 1999
Otto L. Cox, 55(6)(7)...........  Hospital Administrator, Affinity Health System,       1986
                                  Inc. (health care); Director, F & M
                                  Bank-Appleton
Douglas A. Martin, 44...........  Regional Vice President-Southwest of the              1990
                                  Corporation (since 1994); Vice-President
                                  (1991-94); President F & M Bank-Fennimore;
                                  Director and Chairman of each Southwest Region
                                  bank
Glenn Schilling, 59(7)(8).......  Retired in 1991 as Vice President Thilmany Pulp       1980
                                  & Paper Company (paper manufacturer); Director,
                                  F & M Bank-Kaukauna
                                  CONTINUING DIRECTORS -- TERMS EXPIRE IN 1997
John W. Johnson, 41(9)..........  Regional Vice President-Northeast of the              1994
                                  Corporation (since 1994); President and
                                  Director F & M Bank-Northeast
Duane G. Peppler, 64(6)(7)......  Retired Vice President of the Corporation;            1985
                                  Retired President, F & M Bank-Winnebago County;
                                  Director, F & M Bank-Winnebago County
Joseph F. Walsh, 63(6)(7)(8)....  Retired in 1993 as President, Hartjes-Walsh           1980
                                  Insurance Management Inc. (insurance sales);
                                  Director, F & M Bank-Kaukauna
                                  CONTINUING DIRECTORS -- TERMS EXPIRE IN 1998
Paul J. Hernke, 60(6)(7)(8).....  Director Internal Audit and Risk Management,          1987
                                  Campus Crusade for Christ (since 1994) Retired
                                  in 1993 as President, Hernke Foods, Inc.,
                                  (manufacturer of cheese and dairy products)
Gail E. Janssen, 65.............  Chairman of the Board, President and Chief            1980
                                  Executive Officer of the Corporation; Chairman
                                  of the Board of all subsidiary banks except
                                  Hilbert, Kiel, New London and the Southwest
                                  Region banks(10)
Robert C. Safford, 65(6)(11)....  President, R.E. Management, Inc. (real estate         1994
                                  rental and management); Retired in 1994 as
                                  Chairman of the Board, President and Chief
                                  Executive Officer of First National Financial
                                  Corporation and First National Bank of
                                  Wisconsin (now part of F & M Bank-Northeast)

-------------------------
  * Each of the persons has held the positions listed in the table above for at least five years unless otherwise indicated.

 (6) Member of the Compensation Committee in 1995. In 1995, the Compensation Committee held one meeting. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding overall compensation policies, salaries, bonuses and benefits for the employees of the Corporation and its subsidiaries.

 (7) Member of the Stock Option Committee in 1995. In 1995, the Stock Option Committee held one meeting. The Stock Option Committee reviews recommendations and makes awards for the issuance of stock options to the key employee participants in the F & M Bancorporation, Inc. 1993 Incentive Stock Option Plan (the "Option Plan").

 (8) Member of Audit Committee in 1995. In 1995, the Audit Committee met quarterly and the results of those meetings were reported at each subsequent directors' meeting. The Audit Committee reviews the functions and findings of the Corporation's internal audit staff and its independent public accountants and makes recommendations to the Board of Directors with respect thereto.

 (9) The agreement by which the Corporation acquired Pulaski Bancshares, Inc ("PBI") contemplated that a designee of PBI (which was Mr. Johnson) would be appointed to the Corporation's Board of Director's and nominated for re-election if consistent with safe and sound banking practices and the Corporation's best interests.

(10) The Corporation has three regions: Fox Valley, Northeast and Southwest. The Southwest Region includes the subsidiary banks in Fennimore, Lancaster and Potosi. Hilbert, Kiel and New London are in the Fox Valley Region. Richard Grall, Vice President-Fox Valley Region is Chairman of the Board of these three banks.

(11) The agreement by which the Corporation acquired First National Financial Corporation contemplated that Mr. Safford would be appointed to the Corporation's Board of Directors, and renominated to that position (as he was in 1995) provided he continues to own at least 60,000 Common Shares, subject to shareholder and regulatory approval.

     The Board of Directors held four regular meetings during 1995. All of the directors attended at least 75% of the meetings of the Board of Directors and committees of which they are members. Directors' fees for 1995 for non-employee directors were $1,050 per quarter and $500 per meeting. For 1996, directors' fees for non-employee directors have been set at $1,100 per quarter and $550 per directors' meeting and $450 per committee meeting. Non-employee directors also receive directors' fees from those subsidiary bank boards on which they serve. No directors' fees are paid to employee-directors.

     In 1993, the Corporation's shareholders approved the 1993 Stock Option Plan for Non-Employee Directors of F & M Bancorporation, Inc. (the "Directors' Plan"). Under the Directors' Plan, the Corporation's non-employee directors are to receive an option to acquire 1,000 Common Shares on each succeeding January 1 during the term of the Directors' Plan. On each January 1 for 1995 and 1996, each non-employee director acquired an option to acquire 1,000 common shares at prices of $21.50 per share and $26.50 per share respectively.

     As part of the Corporation's acquisition of First National Bank of Wisconsin in February 1994, Mr. Safford entered into a non-competition agreement with the Corporation under which Mr. Safford agreed not to compete with F & M. Under the agreement, F & M will provide payments in the total amount of $500,000 to Mr. Safford over a five-year period from February 1994; payments of $100,000 were made in 1995.

                             EXECUTIVE COMPENSATION



SUMMARY COMPENSATION TABLE


     The following table sets forth information concerning the total compensation of Gail E. Janssen, the Corporation's Chief Executive Officer and John W. Johnson, Regional Vice-President-Northeast, Douglas Martin, Regional Vice-President-Southwest and Richard Grall, Regional Vice-President-Fox Valley for fiscal year 1995 and for the two prior fiscal years. No other Corporation executive officer received a total annual salary and bonus in excess of $100,000 during the last fiscal year.

                                                                  LONG TERM COMPENSATION
                                                                  ----------------------
                                                                          AWARDS
                                                                  ----------------------
                                       ANNUAL
                                  COMPENSATION(12)                SECURITIES UNDERLYING
                                  ----------------                ----------------------       ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR     SALARY     BONUS(13)      OPTIONS/SARS(14)       COMPENSATION(15)
-------------------------------   ----    --------    --------    ----------------------    ----------------
Gail E. Janssen................   1995    $233,791    $66,000              2,000                $ 47,636
  Chairman, President and CEO     1994     200,187     42,385              4,000                  63,269
                                  1993     190,358     50,297                 --                  34,145
Richard Grall(16)..............   1995    $ 99,672    $17,282                750                $  8,008
  Regional Vice-President         1994      81,223     14,567              1,000                   6,858
  Fox Valley                      1993      71,252     12,660                 --                   6,140
John W. Johnson(16)............   1995    $127,542    $13,294                750                $  8,223
  Regional Vice-President         1994      97,846     12,000                 --                  15,897
  Northeast
Douglas Martin(16).............   1995    $ 91,694    $14,623                750                $  9,150
  Regional Vice-President         1994      86,857      8,821              1,500                   5,921
  Southwest                       1993      84,921      9,681                 --                   6,277

-------------------------
(12) While the named individuals received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of these benefits are not indicated since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

(13) Annual bonus amounts are earned and accrued during the years indicated but paid in the following fiscal year.

(14) Represents options granted under the Option Plan. No SAR's are granted thereunder.

(15) This column reflects the Corporation's contributions to named officers' accounts in the Employee's Retirement Savings Plan and Trust and, for Mr. Janssen only, to the Non-Qualified Deferred Compensation Plan. In 1995, the contributions to both of Mr. Janssen's accounts and to the accounts of Messrs. Johnson, Martin and Grall were $47,636, $8,223; $9,150 and $8,008, respectively.

(16) Mr. Johnson was elected to this position in August, 1994 and became an F & M employee in 1994, in connection with F & M's acquisition of PBI; therefore, no information prior to 1994 is provided. Mr. Martin was elected to this position in May, 1994. Mr. Grall was elected to this position in August, 1994.

STOCK OPTIONS


     The following table sets forth information on stock options under the Option Plan granted in 1995 to the executive officers named in the Summary Compensation table:

            OPTION/SAR GRANTS IN LAST FISCAL YEAR: INDIVIDUAL GRANTS

                                                                                                      POTENTIAL
                                                                                                   REALIZABLE VALUE
                                                                                                  AT ASSUMED ANNUAL
                                                                                                    RATE OF STOCK
                            NO. OF SECURITIES      % OF TOTAL                                     PRICE APPRECIATION
                               UNDERLYING        OPTIONS GRANTED      EXERCISE                     FOR OPTION TERM
                                 OPTIONS          TO EMPLOYEES        OF BASE       EXPIRATION    ------------------
          NAME                GRANTED (17)       IN FISCAL YEAR     PRICE ($/SH)       DATE         5%         10%
-------------------------   -----------------    ---------------    ------------    ----------    -------    -------
Gail E. Janssen..........          2,000               15.1%           $21.25         1/30/05     $26,720    $67,734
Richard Grall............            750                5.7%           $21.25         1/30/05     $10,023    $25,400
John W. Johnson..........            750                5.7%           $21.25         1/30/05     $10,023    $25,400
Douglas A. Martin........            750                5.7%           $21.25         1/30/05     $10,023    $25,400

-------------------------
(17) Represents options granted under the Option Plan to purchase Common Shares at their fair market value on the date of option grant. No SAR's are granted under the Option Plan.

     The following table gives information as to the stock options held by the named executive officers at December 31, 1995.

     AGGREGATE OPTION/SAR EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR END
                               OPTION/SAR VALUES

                                                                        NUMBER OF SECURITIES
                                                                             UNDERLYING         VALUE OF UNEXERCISED
                                                                        UNEXERCISED OPTIONS     IN-THE-MONEY OPTIONS
                                                                           AT FISCAL YEAR          AT FISCAL YEAR
                               SHARES ACQUIRED                                END(19)                 END(20)
            NAME               ON EXERCISE(18)    VALUE REALIZED(18)      EXERCISABLE(21)         EXERCISABLE(21)
----------------------------   ---------------    ------------------    --------------------    --------------------
Gail E. Janssen.............           --                    --                 6,000                 $ 32,000
Richard Grall...............           --                    --                 1,750                    9,188
John W. Johnson.............        1,500              $ 19,350                 9,905                  155,993
Douglas A. Martin...........           --                    --                 2,250                   12,000

-------------------------
(18) No stock options were exercised during 1995 by Messrs. Janssen, Martin or Grall. Mr. Johnson exercised options to acquire 1,500 shares in August of 1995 as shown above. The options held at year end by Mr. Johnson included 9,155 shares for which options were granted by PBI prior to its acquisition by the Corporation in March 1994. The options were assumed by the Corporation in that acquisition. The Value Realized is based on the average bid and asked price of Common Stock on the exercise date.

(19) Represents options granted under the Option Plan in the case of Messrs. Janssen, Grall and Martin and by PBI and the Corporation in the case of Mr. Johnson. No SAR's are granted under the Option Plan.

(20) Based upon the $26.00 closing price on the last trading day of the year.

(21) All options granted prior to December 31, 1995 were exercisable at that date.


COMPENSATION AGREEMENT


     In the acquisition of Pulaski State Bank ("Pulaski") (now part of F & M Bank-Northeast), the merger agreement contemplated that Pulaski would enter into an employment agreement with John W. Johnson in a form agreed to by F & M. Pulaski entered into such an employment agreement with Mr. Johnson on November 4, 1993, subject to consummation of the acquisition (which occurred in March
1994). The employment agreement is for a term of three years from November 4, 1993. Following consummation of the merger, Mr. Johnson also became president of First National in April, 1994, and of the combined entity resulting from the merger of First National Bank and Pulaski in September 1994. In anticipation of this merger, Mr. Johnson's base salary increased to $120,000 per year, upon assuming the additional responsibilities as president of First National Bank. The merger agreement also provided that, pursuant to a separate arrangement, certain options to purchase shares of common stock of PBI, the parent company of Pulaski, held by Mr. Johnson were converted into options to purchase Common Shares at the same conversion ratio that the shares of PBI common stock were converted into Common Shares in the merger of PBI and F & M.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The general compensation policies of the Corporation and its subsidiaries are set by the Compensation Committee (the "Committee"). The Committee is composed of four independent non-employee directors.

     In addition, decisions as to the grant of options under the Corporation's 1993 Incentive Stock Option Plan (the "Option Plan") are made by the board's stock option committee (the "Option Committee"). The Option Committee is composed of five independent non-employee directors (of whom four also serve on the Committee). Because of the importance of stock options to overall compensation, the member of the Option Committee who is not a member of the Committee also joins in this report.

     In 1995, all of the officers except the Regional Vice Presidents were employees of and compensated directly by the Corporation. The Regional Vice Presidents' salaries were paid by the subsidiary banks for which they served as President. Although the Regional Vice Presidents' salaries were paid by the subsidiary banks, the policies used to set those salaries are under the general supervision and direction of the Compensation Committee. In the case of Mr. Johnson, certain compensation matters are covered in his employment agreement with Pulaski, which was assumed by the Corporation.

     In establishing executive compensation, the Compensation Committee focuses primarily on the following considerations:

          1. Attraction and retention of qualified personnel;

          2. Providing compensation which is competitive with businesses similar in size and nature to the Corporation;

          3. General economic conditions;

          4. Providing incentives to personnel to achieve the Corporation's goals, which include achieving an adequate return on equity to enhance the ability of the Corporation to pay dividends and to increase the value of the Corporation's stock; and

          5. The individual performance of each executive officer, assessed against the requirements and duties of his or her specific job.

     In considering the first two factors, the Committee relies on periodic compensation surveys and analyses of amounts paid by companies deemed by the Committee to be comparable to the Corporation. The Committee has used published salary information available from outside sources such as salary survey data, as well as salary survey information for the Corporation's market area provided by a consultant retained by the Corporation. Because of different sources and purposes, the group of companies in these surveys is not the same as the companies in the NASDAQ Bank Stock Index used in the performance graph below. With this information, the Committee sets the base salary and bonus for its President and Chief Executive Officer and establishes a fund for salaries for the other executive officers. The President then sets the salaries for these officers, subject to review and approval by the Board of Directors.

     Once a salary range for a position is set, the Committee determines the actual base salary to be paid to the specific individual. This decision is based upon the executive officer's background, experience, skill, demonstrated expertise and contributions to the Corporation's performance.

     The Corporation utilizes an incentive bonus plan (the "Bonus Plan") for its executive officers. In 1995, all executive officers were eligible to participate in this plan, except the Regional Vice Presidents. Under the

Bonus Plan, these officers were able to earn a bonus based on the return on opening equity ("ROOE") achieved by the Corporation in 1995. The Committee established a 15.0% target ROOE for 1995 which was selected to complement the Corporation's internally established goal for the year, and a target bonus amount which these executive officers could earn if that target ROOE was achieved. The actual bonus amount is determined by multiplying the target bonus amount by the bonus multiplier set by the Committee, based on the actual ROOE.

     As ROOE increases from 13.0% to 17.0%, the multiplier increases from 0.6 to
1.4. No bonus would be paid if ROOE was not at least 13.0%, although the Committee does have discretion to deviate from the bonus formula if Committee felt unusual circumstances justified payment of a bonus. Although the Regional Vice Presidents did not participate in the Bonus Plan, they did participate in a similar incentive bonus plan as Presidents and CEOs of subsidiary banks of the Corporation. For 1995, the adjusted ROOE which was used by the Committee to reflect the certain unusual factors, resulting in a bonus of $66,000 for Mr. Janssen.

     The Committee believes that this Bonus Plan encourages achievement of the Corporation's annual goals. The Corporation strives to set an aggressive target ROOE. The Committee feels the Bonus Plan provides a strong incentive to reach this goal by providing a bonus for achieving the targeted ROOE and an additional bonus if the Corporation achieves superior results compared to the targeted ROOE. At the same time, if the Corporation falls short of the targeted ROOE but meets a minimum threshold, the Bonus Plan provides a reduced financial benefit in recognition that the Corporation performed acceptably but fell short of its goal. Overall, the Committee believes that this plan is well suited to assist the Corporation in reaching its target ROOE.

     In 1993, the Corporation's shareholders approved the Option Plan, providing for the grant of options to executive officers and other key employees. The Option Plan was proposed for the purpose of providing an additional incentive to those persons which would result in an increased identification with shareholders of the Corporation by offering increased stock ownership. In 1995, the Option Committee made grants of options under the Option Plan ranging from 500 to 2,000 shares. The Option Committee based its determination on the number of shares to be subject to options for officers upon the position and duties of the officers within the Corporation, and the desire to provide a meaningful incentive to such officers in comparison to their respective salary levels.

     In 1995, the Board of Directors approved the Officer's Stock Purchase Plan (the "Purchase Plan"), intended to increase the identification of officers with shareholders by establishing guidelines for minimum continuing ownership of Common Shares by specified officers and employees. To facilitate the holding of shares, the Purchase Plan provides for loans to such persons for the purchase of shares (subject to shareholder approval). While the Committee does not consider the Purchase Plan to be a compensation vehicle, it believes that the ownership and loan provisions of the Purchase Plan will provide a further incentive to officers based upon corporate performance to the extent it is reflected in the market price of Common Shares.

     The factors that are used to determine the CEO's annual base salary as well as his incentive compensation are the same as those described above for all executive officers. In particular, during 1995, the CEO's base salary was above the mid-point of his salary range because of the Committee's evaluation of his past performance and the Corporation's performance, including (i) asset and earnings growth; (ii) returns on equity and assets; (iii) the continued development of both new and existing markets through acquisitions, expansion of existing operations and internal growth; and (iv) the willingness of the CEO to remain involved in the Corporation beyond his anticipated 1995 retirement date to assist in the transition to his successor. Also, the Committee believes that the CEO contributed positively to the non-quantifiable factors which foster employee morale, organizational strength and success of the Corporation as a whole. The CEO's bonus was determined in accordance with the Bonus Plan formula set forth above. For the reasons highlighted above, the CEO is also eligible to participate in the Option Plan. The Chief Executive Officer was granted an option for 2,000 shares in 1995. The number of shares subject to options granted by the Option Committee was the result of the factors discussed above and in recognition of the significant responsibilities that the Chief Executive Officer in particular has undertaken on behalf of the Corporation and was the same as the awards for 1993 and 1994, which were granted jointly in 1994.

     Because of the Corporation's current compensation structure, the Committee believes it unlikely that the Corporation will be affected by the provisions of the Omnibus Budget Reconciliation Act of 1993 which limit the deductibility to employers of executive compensation in excess of $1 million annually although the Option Plan was approved by the shareholders and is, therefore, exempt from the limitation. The Committee intends to monitor this matter in future years.

Otto L. Cox, Chairman
Paul J. Hernke, Member
Duane G. Peppler, Member
Robert C. Safford, Member
Joseph F. Walsh, Member

              (Glenn L. Schilling, Member, Stock Option Committee)

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Peppler, one of the members of the Compensation Committee, is a former executive officer of the Corporation and former President of one of the Corporation's subsidiary banks. Mr. Peppler retired as an officer of the Corporation and as President of the bank in 1991. There are no other members of the Compensation Committee with reportable interlocks nor do any members of the Corporation's management participate in Compensation Committee determinations.


                               PERFORMANCE GRAPH


     The following graph compares the cumulative total return on Corporation Common Stock with the NASDAQ Stock Market Index for U.S. Companies and the NASDAQ Bank Stock Index. The values on the graph show the relative performance of a $100 investment made on December 31, 1990, in Corporation Common Stock and in each of the indices, with reinvestment of dividends. Comparisons are affected by the decline in the comparative indexes from 1989 to 1990, which decline was not experienced by Corporation Common Stock; as a result of those prior declines, the indexes show a higher rate of appreciation than the Common Shares, due to their relatively depressed starting point. As to the Corporation Common Stock, the graph uses the reported bid price on the indicated dates, except at December 31, 1995. For that date, the graph uses the closing price of Corporation Common Stock as reported on NASDAQ on that date.

      Measurement Period           F&M Ban-      NASDAQ Stock     NASDAQ Bank
    (Fiscal Year Covered)         corporation       Market        Stock Index
1990                                       100             100             100
1991                                       117             161             164
1992                                       178             187             239
1993                                       239             215             272
1994                                       266             210             271
1995                                       329             295             404

                         OFFICERS' STOCK PURCHASE PLAN



     The F & M Bancorporation, Inc.'s Officers' Stock Purchase Plan (the "Purchase Plan") is designed to encourage members of senior management of the Corporation and its subsidiary banks to increase their stock ownership in the Corporation and to enhance the Corporation's business by facilitating that purchase. The Corporation believes that the Purchase Plan is in the Corporation's and its shareholders' best interests as it contemplates increased ownership of Corporation Common Stock by those persons, as it will increase their identification with Corporation shareholders and provide them additional incentive to maximize value for the Corporation. The Purchase Plan was unanimously approved by the Board of Directors. The Purchase Plan was tentatively adopted by the Board on August 10, 1995; final approvals by the Board of Directors of the Purchase Plan were received on November 6, 1995 and January 31, 1996. Directors who are also executive officers participated in the votes. Although participation may be deemed to constitute a conflict of interest with respect to the approval of loan terms which may apply to such persons, the Board believed that participation was appropriate because the Purchase Plan as a whole is intended to create an obligation on the part of those persons to acquire additional shares, and because the Purchase Plan received the unanimous approval of the non-interested directors (which itself was sufficient to approve the Purchase Plan).



     Under the terms of the Purchase Plan (which description herein constitutes the entire Purchase Plan, and by which the Corporation will be bound), covered executives (who are persons in the employment categories below) are expected to own Corporation Common Stock in a recommended minimum amount as set forth below:



Corporate CEO



Regional vice presidents



Other corporate officers


and Bank CEOs



4 times annual taxable compensation



3 times annual taxable compensation



2 times annual taxable compensation



     While not establishing mandatory purchase obligations, the level of stock ownership above is expected to be achieved within five years after commencement of the Purchase Plan, with 20% of the target to be met in the first year and an additional 20% each following year. In determining compensation, W-2 income (minus option exercises) from the prior year will be used. For example, 1995 compensation would be used to establish ownership targets for 1996.



     Subject to shareholder approval at the meeting, the Purchase Plan provides for the extension of full recourse, secured loans by the Corporation to enable covered executives to purchase these shares, by exercise of stock options or by purchase of shares of Corporation Common Stock at the fair market value in the open market or otherwise. The Corporation believes this loan program will assist the executives in acquiring these shares. Loan proceeds must be used to acquire shares of Corporation Common Stock; participants may use those proceeds to acquire shares in excess of the goals set under the Purchase Plan.



     Under the terms of the Purchase Plan, an executive participating in the Purchase Plan may borrow a maximum of the lesser of 100% of the target ownership set forth above or an amount sufficient to permit the executive to purchase three (3) times the number of shares of Corporation Common Stock which are owned directly (without pledge hereunder). (In other words, an employee must own at least 25% of the shares of Corporation Common Stock without financing under the Purchase Plan.) There is no maximum dollar value of loans to such executives, subject to the individual limitations set forth above. For example, based on 1995 compensation, the maximum loan value to Messrs. Janssen, Grall, Johnson and Martin would be $1,098,668, $338,190, $413,677 and $293,283 respectively. The maximum loan value to all executive officers as a group would be $2,916,441.



     Under the Purchase Plan, the Corporation will finance the full amount to be borrowed, subject to the limitations described above. This loan must be secured by shares of the Corporation's Common Stock with a fair market value equal to at least one hundred ten percent (110%) of the loan, set as of the date of the loan (and not adjusted for future changes in valuation). At the present time, until receiving shareholder approval for stock acquired under the Purchase Plan, the maximum loan value of the Corporation Common Stock under federal margin regulations is 50% of its fair market value. The margin regulations are promulgated by the Federal Reserve Board and govern lending on the basis of publicly traded securities. Without an exemption, the regulations generally limit such lending to no more than 50% of the value of the securities used as collateral for such loans. Shareholder approval is being sought to exempt loans under the Purchase Plan from that 50% limit.



     Participants will have full ownership rights (including voting and the right to receive dividends) to all shares owned under the Purchase Plan, including pledged shares. Participants will also have full rights to dispose of such shares, subject to repayment or refinancing of loans as to which such shares serve as collateral.



     Loans made under the Purchase Plan will be for a term of either 3 or 5 years, which may be selected by the executive. Loans will bear interest at 100% of the "applicable federal rate" ("APR") as provided in the Internal Revenue Code to avoid "unstated interest." As of March 1, 1996, the APR for quarterly interest for a three year term was 4.96% and, for a five year term was 5.34%. Interest will be payable quarterly. Use of the APR is intended to avoid imputed compensation income to the executive (which could result from below market rate interest rates), but also avoid imputed interest income to the Corporation beyond the amount of interest actually received.



     Prior to loan maturity, no principal payments will be due under the terms of the loan under the Purchase Plan, so long as the individual remains an employee of the Corporation. Interest and principal is due in full upon normal maturity of the note in the case of continuing employment, retirement, death or disability, or within 90 days of other termination of employment. The loans will be "full recourse," meaning that participants must repay such amounts in full even if the value of the Common Shares held as collateral would be insufficient to repay all amounts due.



     The Purchase Plan will be administered by the Compensation Committee, which is composed of three or more members of the board, and none of whom is an employee of the Corporation or its subsidiaries or eligible to participate in the Purchase Plan. The Compensation Committee may interpret the Purchase Plan and, subject to its provisions, may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the Purchase Plan's administration. The Board of Directors may also, at any time, terminate or amend the Purchase Plan. Shareholder approval will not be required for such actions (unless such changes materially increase benefits to insiders or they would affect the exemption from margin requirements, in which event such approval would be sought, or the margin exemption would terminate). Subject to these limitations, the Committee may also establish additional terms and conditions, such as collateral provisions, interest rates or extended repayment terms in response to such factors as applicable regulations, prevailing market interest rates and unforeseen personal financial hardships (such as illness or natural disaster). The Committee may not, however, forgive indebtedness incurred under the Purchase Plan.



     Since the Board's approval of the Purchase Plan, the Corporation has financed the purchase by participants of approximately 13,600 Common Shares, with loans aggregating $327,375. Such loans that are permitted under federal margin (and other) regulations without prior approval of loans under the Purchase Plan by the Corporation's shareholders.



     Based upon F&M's estimates, the Corporation does not believe that the increase in ownership of Corporation Common Stock would cause a material decrease in the percent of Common Stock owned by non-insider shareholders assuming full attainment of Purchase Plan goals. Based upon estimated total ownership goals, current market values, and known current ownership of participants, the Corporation believes the increase in ownership by Purchase Plan participants as a group would represent less than 2% of the Corporations's outstanding shares, and increased ownership by all directors and executive officers as a group would represent less than 1% of such shares.



     THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF PROVISIONS OF THE PURCHASE PLAN WHICH ALLOW FOR LENDING, AS IT BELIEVES THAT THESE WILL ASSIST THE COVERED PERSONS ACHIEVE THE GOAL OF INCREASED OWNERSHIP OF CORPORATION COMMON STOCK.



     Approval of the lending provisions of the Purchase Plan requires the affirmative vote of a majority of the shareholders voting on the motion, assuming a quorum is present at the meeting. In the event shareholders do not approve the lending provisions of the Purchase Plan, the Purchase Plan may be implemented, but the Corporation will not be permitted to make loans equal to 100% of the amount of Corporation Common Stock being purchased to the participants in the Purchase Plan.



                PROPOSED AMENDMENT TO ARTICLES OF INCORPORATION


                          REGARDING AUTHORIZED SHARES


     The Corporation's Board of Directors recommends the adoption of the amendment to the Articles of Incorporation to increase the number of authorized Shares of Common Stock of the Corporation. The proposed amendment was unanimously supported by all of the directors of the Corporation. The Corporation's Articles of Incorporation currently authorize up to Ten (10) Million shares of Common Stock, $1.00 par value. The Board recommends that the Articles of Incorporation be amended to increase the total number of shares authorized from Ten (10) Million to Twenty (20) Million.


     The proposed amendment provides that more Common Shares will be available for issuance in the future. The Board believes it is prudent to provide flexibility by authorizing a sufficient number of shares to avoid the necessity, as well as delay and expense, of an additional shareholder vote in the foreseeable future. At March 15, 1996, of the Ten (10) Million authorized shares, 5,955,108 were issued and outstanding. An additional 789,455 shares have been allocated (but are as yet unissued) for utilization in the 1993 Stock Option Plan, the option to John Johnson assumed by the Corporation, the remaining shares subject to issuance under the Corporation's Dividend Reinvestment Plan and the pending acquisition of Community State Bank, leaving only 3,255,437 shares unissued and available for issuance. While none of these actions would require the amendment, the Board wishes to plan ahead in the event of future needs for shares.


     The Board of Directors has chosen the particular number of shares primarily to save possible Wisconsin Secretary of State filing fees in the future. Under Wisconsin statutes, the filing fee for any change in articles of incorporation increasing the number of authorized shares by one million or more is $10,000, irrespective of the number of additional shares authorized. Because the Board of Directors determined that at least one million additional shares should be authorized to anticipate possible corporate needs, it determined that it would be advisable at this time to authorize a higher number to save future filing fees should more shares be required in future years.

     While management is actively investigating and expects to continue to investigate business opportunities and considerations which may require the issuance of stock for cash or other consideration or in acquisitions or stock distributions, there are presently no definite plans, commitments or arrangements for the issuance of additional shares of stock except as described above. The Board believes that it is in the Corporation's best interest to have the authority to issue additional shares of Common Stock for use in possible acquisitions, as well as a means of obtaining additional capital and for other corporate purposes. Although management could use such shares to block an attempt to take over the Corporation, the increase in authorized shares is not proposed for that purpose. Although the Corporation has a classified Board of Directors, neither the Corporation's Articles of Incorporation nor Bylaws contain any other provisions which are intended to inhibit a takeover of the Corporation. Certain provisions of the Wisconsin Business Corporation Law may restrict voting power of any shareholders owning more than 20% of the Corporation's shares, impose super majority voting requirements in certain business combinations involving shareholders (or affiliates) owning more than 10% of the Corporation's shares, and impose certain other limitations on persons taking control of a corporation without the approval of its board.


     Depending upon the consideration for which they may be issued, the future issuance of shares may have a dilutive effect on the Corporation's per share earnings or book value per share. However, the Corporation does not have any current plans for the issuance of shares which is expected to have a materially dilutive effect.


     The Board of Directors has, as to the presently authorized shares, and will have as to the newly authorized shares, the power to issue shares for such lawful consideration (not less than the par value) as may be fixed from time to time by the Board. It is not anticipated that further shareholder approval for the issuance of additional shares would be solicited or required, except as may be required by NASDAQ listing requirements in connection with certain compensation programs or significant acquisitions. No shareholder, as such, has any preemptive or preferential rights to purchase shares of the Corporation or any obligations of the Corporation which are convertible into shares.

     The affirmative vote of the holders of a majority of Common Shares outstanding on March 15, 1996 is required to adopt the proposed amendment. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT.


                       TRANSACTIONS WITH THE CORPORATION


     The Corporation's subsidiary banks have, and expect to continue to have, regular dealings with directors and officers of the Corporation and its subsidiaries, as well as their associates and the firms which they serve in various capacities. Certain of such persons and firms have been indebted to the Corporation's subsidiary banks for loans made in the ordinary course of business. Since March 10, 1979, the effective date of the Financial Institutions Regulatory Interest Rate Control Act, all such loans are required to be, have been and are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features. See also "Officers Stock Purchase Plan" above for proposed lending arrangements.

                                    AUDITORS

     The Board of Directors anticipates reappointing the firm of Wipfli Ullrich Bertelson as independent auditors to audit the financial statements of the Corporation for the year 1996. Wipfli Ullrich Bertelson has acted as the Corporation's auditor since 1986. Representatives of Wipfli Ullrich Bertelson are expected to be present at the annual meeting of shareholders to respond to appropriate questions and to make a statement if they so desire.

                                 OTHER MATTERS

     The Board of Directors has not been informed and is not aware that any other matters will be brought before the meeting except as set forth herein. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented at the meeting.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals must be received by the Corporation no later than November 29, 1996, in order to be considered for inclusion in the Proxy Statement for next year's annual shareholders meeting.

                                          By Order of the Board of Directors

                                          Janet M. Lakso
                                          Janet M. Lakso, Secretary
Kaukauna, Wisconsin

March 27, 1996


     A COPY OF THE CORPORATION'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995, WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF THE CORPORATION'S COMMON SHARES AS OF MARCH 15, 1996, ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: JANET M. LAKSO, SECRETARY, F & M BANCORPORATION, INC., ONE BANK AVENUE, P.O. BOX 410, KAUKAUNA WI 54130-0410.

                            F&M BANCORPORATION, INC.
                      1996 ANNUAL MEETING OF SHAREHOLDERS
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gail E. Janssen, Duane G. Peppler and Joseph F. Walsh, and each of them, proxies, with full power of substitution, to represent and to vote as designated herein all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of F&M Bancorporation, Inc. to be held at the Paper Valley Hotel and Conference Center, 333 West College Avenue, Appleton, Wisconsin, on Tuesday, April 23, 1996, at 7:00 p.m., Central Time, and at any adjournment thereof, hereby revoking any and all proxies heretofore given:

(1) ELECTION OF DIRECTORS:   [ ]  FOR all nominees listed below    [ ] WITHHOLD AUTHORITY to vote for
                                  for three-year terms expiring        all nominees listed below
                                  in 1999 (except as marked to
                                  the contrary below)

               OTTO L. COX, DOUGLAS A. MARTIN AND GLENN SCHILLING

 (if you wish to withhold authority for a specified nominee, cross out the name of that nominee)

    (2) AUTHORIZATION OF LOANS to officers under the corporation's Officers' Stock Purchase Plan:

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

    (3) AMENDMENT OF ARTICLES to increase the number of authorized shares of Common Stock to 20 million:

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

    (4) OTHER MATTERS: In their discretion, on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice of Meeting and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.


                                Please return promptly in the enclosed
                                envelope.

                                Dated this      day of                , 1996
                                           ----       ----------------

                                -----------------------------------------------
                                Signature of shareholder

                                -----------------------------------------------
                                Signature of shareholder

                                PLEASE SIGN PERSONALLY AS NAME APPEARS AT LEFT. When signing as attorney, executor, administrator, personal representative, trustee or guardian, given full title as such. If signer is a corporation, sign full corporate name by duly authorized officer. If stock is held in the name of two or more persons, all should sign.